From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Michael Steiner (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 8:30 AM Monday. March 9, 2015

EnviroStar, Inc. Announces a Change in Control

Miami, FL – March 9, 2015 – EnviroStar, Inc. (the “Company”) (NYSE MKT:EVI) today reported that Symmetric Capital LLC, a Florida limited liability company, controlled by Henry Nahmad has acquired a majority of Michael Steiner’s, President and Chief Executive Officer of the Company and Robert Steiner’s, his brother a recognized artist residing in San Francisco, shares of common stock in EnviroStar Inc. After the transaction, Symmetric Capital will own approximately 40.4% of the outstanding shares of the Company, Michael Steiner will retain approximately 8.5% of the outstanding shares, and Robert Steiner will retain approximately 1.4% of the outstanding shares. Additionally, Mr. Nahmad and Michael Steiner and Robert Steiner entered into a stockholders agreement.

Mr. Nahmad has become a Director and Chairman of the Board, and Chief Executive Officer and President of the Company. Mr. Steiner has become Executive Vice President and Chief Operating Officer of the Company, will remain on the Board of Directors, and will remain the President and Chief Executive Officer of Steiner Atlantic Corp., and all of the Company’s subsidiaries. In addition, the Board of Directors will be increased to seven members, with one member being appointed by Mr. Nahmad.

Mr. Nahmad brings a wealth of experience to the Company. He recently served as CEO of Chemstar Corp., a provider of food safety and sanitation solutions, where he led a growth effort that resulted in recognition as a North American leader in its market segment. Earlier in his career, Mr. Nahmad worked in various capacities at Watsco, Inc. (NYSE:WSO), the largest distributor of HVAC/R products in the world, where he gained intimate knowledge and experience in the execution of the buy and build strategy. Under Mr. Nahmad’s direction, it is expected that the Company will continue to focus on growing its business organically as well as explore opportunities for external growth through acquisitions and other strategic transactions. In that pursuit, Mr. Steiner will continue to manage the operations of Steiner Atlantic Corp. and support Mr. Nahmad and the EnviroStar team in the execution of the buy and build strategy.

Mr. Nahmad said, “The EnviroStar team has worked hard to build a business that is established and respected in its industry. We believe the Company is well positioned to pursue growth opportunities, and I am delighted to become a part of the team and to help guide the Company at this exciting time.”

Mr. Steiner said, “We are very excited about the experience and entrepreneurial spirit that Mr. Nahmad brings to EnviroStar. We look forward to the opportunities for internal as well as external growth that we believe Mr. Nahmad can bring to the Company through his experience and strategic relationships.”

EnviroStar, Inc., through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, that: the Company may not achieve organic and/or external growth and that the Company may not identify or consummate acquisitions or other strategic transactions; acquisitions involve a number of risks, including, without limitation, the incurrence of associated expenses and diversion of management attention, in each case whether or not the acquisition is ultimately consummated, integration risks, dilution to stockholders if Company shares are issued, and risks associated with the incurrence of indebtedness and the Company’s leverage position if the Company incurs debt in order to finance acquisitions, and completed acquisitions may not result in improved financial performance for the Company or otherwise in the results expected. Investors should also consider the economic, competitive, governmental and other risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission copies of which are available on the Company’s website (envirostarinc.com) or the Securities and Exchange Commission website (SEC.gov).